Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES

SAN FRANCISCO - March 1, 2012 - Gap Inc. (NYSE: GPS) today reported that February 2012 net sales increased 6 percent compared with last year.

Net sales for the four-week period ended February 25, 2012 were $874 million compared with net sales of $821 million for the four-week period ended February 26, 2011. The company's comparable sales for February 2012, which include the associated comparable online sales, were up 4 percent compared with a 3 percent decrease for February 2011.

"We're pleased we delivered positive comps across our North America businesses during February and that customers responded well to our spring product," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales for February 2012, including the associated comparable online sales, were as follows:

  Gap North America: positive 1 percent versus negative 1 percent last year
  Banana Republic North America: positive 12 percent versus negative 4 percent last year
  Old Navy North America: positive 5 percent versus negative 4 percent last year
  International: negative 9 percent versus negative 7 percent last year

March Sales

The company will report March sales on April 5, 2012.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,000 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 427-6230

press@gap.com